Exhibit 21

LIST OF SUBSIDIARIES

1. American Wholesale Book Company, Inc., incorporated under the laws of the State of Alabama.

2. American Internet Service, Inc., incorporated under the laws of the State of Alabama.

3. Books-A-Million Card Services, Inc., incorporated under the law of the State of Virginia.